                                                                           EX-11

                         THE STANDARD REGISTER COMPANY

                       COMPUTATION OF EARNINGS PER SHARE
         (Dollars in thousands except for shares and per share amounts)





                                                         1995                   1994                    1993
                                                         ----                   ----                    ----
Average shares outstanding                           28,652,525 (1)         28,681,045 (2)          28,734,394 (3)
                                                     ==========             ==========              ==========



Net income                                       $       47,759         $       43,876          $       42,185
                                                        =======                =======                 =======



Primary income per share:


  Net income                                   $           1.67       $           1.53        $           1.47
                                                           ====                   ====                    ====




(1) Includes 57,126 shares of common stock issued in 1995 under the Company's Stock Incentive Plan and repurchase of 25,705 shares during the year.

(2) Includes 47,836 shares of common stock issued in 1994 under the Company's Stock Incentive Plan and repurchase of 111,655 shares during the year.

(3) Includes 50,749 shares of common stock issued in 1993 under the Company's Stock Incentive Plan and repurchase of 90,086 shares during the year.





                                      -31-